Exhibit 10.7

Letter of appointment of Independent Director

Date __ 2018

Mr. ___________________

A hearty welcome to WECONNECT TECH INTERNATIONAL INC., as Independent Director of the Board of our Company.

We are pleased to confirm your appointment as Non-Executive-Independent Director on the Board of Directors of WECONNECT TECH INTERNATIONAL INC. as (WECT) (hereinafter referred to as WECT or the Company) with effect from ____________.

This letter of appointment sets out the terms and conditions covering your appointment which are as follows:

1.	Appointment

Your term of appointment as Non-Executive Independent Director on the Board of Directors of WECT with effect from 1st June 2018.

2.	Committees

The Board of Directors (the Board) may, if it deems fit, invite you for being appointed on one or more existing Board Committees or any such Committee that is set up in the future. Your appointment on such Committee(s) will be subject to the applicable laws and regulations.

By accepting this appointment, you confirm that you can allocate sufficient time to meet the expectations from your role to the satisfaction of the Board.

3. Role and Duties

As a member of the board, your role, duties and responsibilities will be those normally required of a Non-Executive Independent Director under the required Act and regulations.

(1)	A director of a company shall always exercise his powers in accordance with the Act, for a proper purpose and in good faith in the best interest of the company.

(2)	A director of a company shall exercise reasonable care, skill and diligence with—

a.	the knowledge, skill and experience which may reasonably be expected of a director having the same responsibilities; and

b.	any additional knowledge, skill and experience which the director in fact has.

(3)	A director who contravenes this section commits an offence and shall, on conviction, be liable to imprisonment for a term not exceeding five years or to a fine not exceeding three million Malaysian Ringgit or to both.

1

4. Remuneration, etc.

Fee:

You will be paid such remuneration by way of sitting fees for meetings of the Board and its Committees as may be decided by the Board and/or approved by the Shareholders from time to time.

The sitting fees presently paid to the Non-Executive Independent Director is USD _____ (US Dollar __________ Only) per month.

5. Code of Conduct & other compliances

During the appointment, you will comply with any relevant regulations as may be issued by the relevant authorities, including the Code for Independent Directors, Code of Conduct and Ethics for Directors and Senior Executives and Insider Trading Code and such other requirements as the Board of Directors may from time to time specify.

6. Conflict of Interest

It is accepted and acknowledged that you may have business interests other than those of the Company. As a condition of your appointment commencing, you are required to declare any such directorships, appointments and interests to the Board in writing in the prescribed format the time of your appointment.

If your circumstances seem likely to change and might give rise to a conflict of interest or, when applicable, circumstances that might lead the Board to revise its judgement that you are independent, this should be disclosed to both the Chairman and the Secretary.

7. Confidentiality

All information acquired during your appointment is confidential to WECT and should not be released, either during your appointment or following termination (by whatever means) to third parties without prior clearance from the Chairman unless required by law or by the rules of any stock exchange or regulatory body. On reasonable request, you shall surrender any documents and other materials made available to you by WECT.

Your attention is also drawn to the requirements under the applicable regulations and the WECT Share Dealing Code which concerns the disclosure of price sensitive information and dealing in the securities of WECT. Consequently, you should avoid making any statements or performing any transactions that might risk a breach of these requirements without prior clearance from the Chairman or the Secretary.

8. Evaluation

The Company will carry out an evaluation of the performance of the Board as a whole, Board Committees and Directors. Your appointment and reappointment on the Board shall be subject to the outcome of the evaluation process.

9. Disclosure of Interest

You shall disclose material interest that in any transaction or arrangement that the Company has entered. Such interest should be disclosed no later than when the transaction or arrangement comes up at a Board meeting so that the minutes may record your interest appropriately and our records are updated. A general notice that you are interested in any contracts with a person, firm or company is acceptable.

2

10. Termination

a. You may resign from your position at any time and should you wish to do so, you are requested to serve a reasonable written notice on the Board.

b. Continuation of your appointment is contingent on your getting re-elected by the shareholders in accordance with provisions of relevant ACT, and the Articles of Association of the The company, from time to time in force. You will not be entitled to compensation if the shareholders do not re-elect you at any time.

c. Your appointment may also be terminated in accordance with the provisions of the Articles of Association of the Company from time to time in force.

Yours sincerely,

___________________________________

CEO, Director

For and on behalf of WECONNECT TECH INTERNATIONAL INC

____________________________________________________________________________

AGREED AND ACCEPTED

I have read and understood the terms of my appointment as an Independent Director of the Company and I hereby affirm my acceptance to the same.

___________________________________

Name:

Date:

3